Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement on Amendment No. 3 to Form S-1 of our report dated September 22, 2023, with respect to the financial statements of Aeluma, Inc. as of June 30, 2023 and 2022, and for the years ended June 30, 2023 and 2022. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

September 25, 2023